Item 77I Government & Agency Securities Portfolio,
Money Market Portfolio, and Tax
Exempt Portfolio (each, a series of Cash Account Trust)
Money Market Portfolio, a series of Cash Account Trust, was liquidated and terminated effective on June 18, 20 14.
Capital Assets Funds Shares classes of Government &
Agency Securities Portfolio and Tax-
Exempt Portfolio, each a series of Cash Account Trust, were terminated effective on July 10, 2014.
Davidson Cash Equivalent Plus Shares class of
Government & Agency Securities Portfolio and
Davidson Cash Equivalent Shares class of Tax-Exempt
Portfolio were terminated effective on
September 8,2014.